MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS THIRD QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended September 30, 2009, of $3,402,000, or $0.12 per diluted common share, as compared to net income available for common shareholders of $2,977,000, or $0.11 per diluted common share, for the third quarter of 2008.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $27,418,000 or $0.89 per diluted share/unit for the third quarter of 2009, as compared to $26,837,000 or $0.90 per diluted share/unit for the same quarter of 2008.  Third quarter 2009 FFO per diluted share/unit was $0.04 ahead of the mid-point of Mid-America’s guidance. A reconciliation of FFO to net income available for common shareholders and an expanded discussion of the components of FFO can be found later in this release.

For the nine months ended September 30, 2009, net income available for common shareholders was $18,256,000, or $0.64 per diluted common share, as compared to $12,867,000, or $0.48 per diluted common share, for the nine months ended September 30, 2008. In the first nine months of 2009, Mid-America recorded gains from the disposition of two properties totaling $2,600,000; without these gains, net income available per diluted common share for the nine months ended September 30, 2009 would have been $0.55.

For the nine months ended September 30, 2009, FFO was $87,967,000, or $2.87 per diluted share/unit, compared to $81,647,000, or $2.81 per diluted share/unit, for the nine months ended September 30, 2008.

Highlights:
•	As a result of stronger than expected operating results, FFO performance of $0.89 per diluted share/unit for the third quarter of 2009 was $0.04 above the mid-point of prior guidance.
•	Physical occupancy for the same store portfolio ended the third quarter at a very strong 96.0%, ahead of the same period last year by 70 basis points.
•
Property operating performance for the third quarter was better than forecasted with same store revenues declining only 1.7% and net operating income, or NOI, declining 2.1% compared to the same period last year.

•	Same store property level expenses for the third quarter declined 1.3% as compared to the prior year.
•	Mid-America completed the renovation and repositioning of 514 apartments in the third quarter of 2009 with rent increases averaging 10%.
•	During the third quarter, Mid-America Multifamily Fund II, LLC, Mid-America’s previously announced new joint venture, acquired its first property.
•	In October, Mid-America acquired Park Crest at Innisbrook, a 432-unit upper-end property in the Tampa, FL metro area.
•	At the end of the quarter, Mid-America had $177 million of unused capacity available under its existing credit facilities and is well positioned to make additional opportunistic investments.
•	Mid-America remains in a strong financial position as its fixed charge coverage ratio reached a record for a third quarter of 2.59, up from 2.49 for the third quarter of 2008.
•
As a result of the strong third quarter results and improved outlook for the fourth quarter, Mid-America has increased its guidance for FFO per diluted share/unit for 2009 to a range of $3.69 to $3.79 from a previous range of $3.55 to $3.75.

Fund II:  Partnership with Institutional Capital
In July, Mid-America’s new joint venture, Mid-America Multifamily Fund II, LLC, or Fund II, purchased its first property. The 294-unit Ansley Village is a new high-quality community located just south of Atlanta, in Macon, GA. The community was 70% occupied when acquired from a bank subsidiary, which had taken the property by deed in lieu of foreclosure, and was 82.3% occupied by the end of the quarter.

Fund II anticipates acquiring up to $250 million of assets over the next 12 to 15 months, financed approximately with 1/3 equity. Mid-America is a 1/3 owner of the fund, and will receive fees for property management, asset management, acquisition, and a promote fee in the event the investment returns exceed certain threshold levels.

Mid-America’s existing joint venture, Mid-America Multifamily Fund I, LLC, that owns two properties acquired in 2008 will remain in place but has no plans to make further acquisitions.

Wholly-owned Acquisitions: Increasing Opportunities
In October, Mid-America acquired Park Crest at Innisbrook, a 432-unit upscale community located in the Palm Harbor suburb of Tampa, FL. The property was built in 2000 and has a superior location at the entrance of the Innisbrook Resort and Golf Club and is near top schools, retail and employment centers in the market.

Mid-America remains active underwriting several other investment opportunities in its target markets.

New Development: One Remaining Expansion Project Under Way
Mid-America has one development project currently remaining in process, the 45-unit expansion of Copper Ridge I in Dallas, TX. Construction is forecasted to be completed by the end of 2009 with an additional investment of $1.5 million expected.  No further development projects are being planned at the current time.

Construction of the initial 216 units at Copper Ridge I and the 124 units at St. Augustine II in Jacksonville, FL is complete. At quarter end, Copper Ridge I was 86% occupied and St. Augustine II was 98% occupied.

Property Redevelopment: Continuing to Generate Strong Investment Returns
Redevelopment of 1,682 apartment units was completed during the first nine months of 2009, at an average cost of $3,873 per unit, compared to 3,118 units redeveloped at a cost of $4,892 per unit for the first nine months of 2008. The average monthly rent increase achieved on the renovated apartments in the first nine months of 2009 was $72 per apartment, representing a 10% increase from the average rent level of non-renovated apartments. The projected unleveraged internal rate of return on the renovation program is 10%. Mid-America anticipates completing the redevelopment of approximately 2,000 apartments this year with a total investment of $9 million, including $1.7 million invested in exterior projects.

Dispositions
As part of its long-term strategy of maintaining a portfolio of newer, high-quality properties, Mid-America completed the sale of two communities during the first nine months of 2009, a 25-year old property with 304 units in Greensboro, NC and a 36-year old property with 96 units in Grenada, MS. One additional property, River Trace, a 25-year old property with 440 units located in Memphis, TN, is under contract and the sale is expected to close in the fourth quarter. The combined sales proceeds for all three assets are expected to be approximately $30 million representing a blended cap rate of about 7.1%.

Technology Platform: Driving Higher Efficiencies and Enhanced Performance
Mid-America continues to take advantage of technology advancements to create superior operating processes and capture higher efficiencies throughout its operating platform. The company recently launched Access 24/7, a program that contains an up-graded web portal which both enhances communications with residents and also allows for on-line resident payment processing at all properties. Access 24/7 also helps enable the continued capture of internet-based leasing traffic. During the third quarter, 51% of Mid-America’s new leasing traffic originated from the internet. In July, the company completed the move of its ancillary fee business billing in-house, and as a result, the company expects to achieve approximately $300,000 of FFO in billing cost savings in 2009. Additionally, the company is generating cost reductions from efficiencies captured through automated inventory management processes. These new processes resulted in a reduction in the cost per unit of “make ready” apartments by 5% during the first three quarters of 2009 as compared to the same period in the prior year.

Operating Results:  Strong Performance
Eric Bolton, Chairman and Chief Executive Officer, said “Despite continued weak leasing conditions, Mid-America delivered solid operating results in the third quarter.  While our markets have clearly been impacted by the downturn in the economy, a diversified portfolio strategy, disciplined capital allocation practices, and a strong operating platform have enabled Mid-America to hold up well through this difficult part of the cycle.

“The leasing environment will continue to be challenged throughout the remainder of the year and into 2010 as a weak employment market weighs on the demand for apartment housing. However, we are seeing early stabilization in pricing trends across the portfolio and believe that rents will begin to move up next year. While leasing conditions will likely take several quarters to materially improve, and various markets will come back quicker than others, we don’t expect to see an overall deterioration in the current leasing trends across our portfolio as we head into 2010.

“The company is well positioned for new growth and we expect to see increasing opportunities over the next year to make additional attractive investments and further position the portfolio for robust performance as the economy begins to recover. With a strong balance sheet in place, we are excited about future growth opportunities through both new wholly-owned investments as well as new Fund II investments.”

Simon Wadsworth, Executive Vice President and Chief Financial Officer, said “Our same store property operating performance was better than expected based on strong occupancy, higher than expected fee income, and continued strong expense control.  Compared to the prior year, the impact on our revenues of lower pricing for new leases was partially offset by occupancy levels 70 basis points above the prior year and positive resident reception of several ancillary fee income programs. Our property level expenses declined compared to the same quarter a year ago as continued low resident turnover helped moderate personnel and repair and maintenance expense growth, while utilities, real estate taxes and insurance costs all declined compared to the same period a year ago.

“We continue to benefit from the low interest rate environment, as our average interest rate for the third quarter was 4.4%, down from 4.7% a year ago. Our balance sheet continues to show strength, with leverage at 49%, no significant upcoming debt maturities, and over $177 million in unused debt capacity.”

Third Quarter 2009 Same Store Results: Strong Execution Drives Stable Performance In a Weak Economy

Percent Change From Three Months Ended September 30, 2008 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent
Primary	-2.6%	-3.2%	-2.1%	0.7%	-3.6%
Secondary	-1.1%	0.6%	-2.3%	0.7%	-2.3%

Operating Same Store	-1.8%	-1.3%	-2.2%	0.7%	-2.9%
Total Same Store	-1.7%	-1.3%	-2.1%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

A reconciliation of NOI to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of NOI can be found later in this release.

Same store revenues for the third quarter of 2009 declined 1.7% compared to the third quarter of 2008. Average effective rents for the third quarter were $722 which was 2.9% below the same period in 2008. This decline was partially offset by a 0.7% improvement in physical occupancy, which ended the third quarter of 2009 at a strong 96.0%.  Revenues in Mid-America’s secondary markets held up better, on average down only 1.1% compared to a decline of 2.6% in Mid-America’s primary markets. Same store lease concessions in the third quarter of 2009 remained essentially flat with the same period a year ago at approximately 0.9% of net potential rent. Traffic was slightly down for the third quarter of 2009, 1.1% below the same period last year, but resident turnover was at a record low of 58.1%, 3.4% below the same period last year, offsetting the traffic decline and providing support for the continued growth in occupancy during the quarter.  The number of residents leaving to buy a house declined by just over 4%, but remained at 22% of all move-outs; the number leaving to rent a home was 4.8% during the third quarter 2009, a modest increase from 4.1% for the same period a year earlier.  Delinquency was only 0.52% of net potential rent in the third quarter 2009, down 7% from the same quarter in 2008. Successful implementation of several ancillary income initiatives also produced a 6.8% growth in fee income for the third quarter 2009 as compared to the prior year.

Same store property expenses for the third quarter of 2009 decreased by 1.3% compared to the prior year period. Expense control initiatives and reduced resident turnover combined to limit increases in both personnel expense, 0.4% above the prior year, and repair and maintenance expense, 1.1% above the prior year.  Reduced natural gas costs and lower vacancy produced a 4.0% decline in utility costs for the third quarter of 2009, as compared to the same quarter in 2008. Real estate tax expense dropped 3.4% reflecting the continued impact of favorable prior year appeals, decreases in assessments, and moderation in tax rates. Insurance expense for the third quarter declined 4.3% below the same quarter in 2008, benefiting from our favorable insurance renewal completed in July.

Same store NOI decreased by 2.1% in the third quarter of 2009 compared to the same quarter a year ago.

Excluded from the same store group are eight properties that are part of Mid-America’s redevelopment program which are going through an extensive renovation. The supplementary schedules contain a report of same store performance, which includes this eight-property group.

Financing, Balance Sheet: Continued Strength and Flexibility
Mid-America’s balance sheet continues to show strength with the fixed charge coverage at 2.59 for the third quarter of 2009, compared to 2.49 for the same quarter a year ago.  Leverage at quarter end, defined as debt to total gross assets was 49%, compared to 51% at September 30, 2008.

At the end of the third quarter of 2009, Mid-America had $177 million of unused debt capacity available to borrow under its existing credit facilities. Mid-America has no additional debt maturities for the balance of 2009, and only its $50 million bank line of credit maturing in 2010, which is currently being negotiated and is expected to be renewed early next year.

On November 1, 2009, Mid-America replaced a $65 million security under its Fannie Mae credit facility, which had a fixed rate of 7.7%, using variable rate borrowings under the same facility. Current plans are to use a combination of interest rate swaps and caps to fix or hedge the interest rate on the new borrowings, which are expected to produce annual savings between $0.08 and $0.10 per diluted share/unit.

Mid-America raised a total of $24.6 million of additional common equity during the third quarter of 2009 at an average price of $41.60 per share net of issuance costs using our established continuous equity offering program.

Adjusted Funds from Operations and Capital Expenditures
Recurring capital expenditures totaled $7.4 million for the third quarter of 2009, approximately $0.24 per diluted share/unit, resulting in adjusted funds from operations, or AFFO, of $0.65 per diluted share/unit compared to AFFO of $0.66 per diluted share/unit in the third quarter of last year. Total property capital expenditures on existing properties were $9.8 million, plus $3.0 million of expenditures on the redevelopment program.

For the nine months ended September 30, 2009, recurring capital expenditures totaled $18.8 million, approximately $0.61 per diluted share/unit, resulting in AFFO of $2.25 per diluted share/unit compared to AFFO of $2.19 per diluted share/unit for the nine months ended September 30, 2008. Total property capital expenditures on existing properties were $26.4 million, plus $8.2 million of expenditures on the redevelopment program.

A reconciliation of AFFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend: $2.46 Annual Rate
Mid-America declared a quarterly common dividend of $0.615 per share/unit payable on October 30, 2009, to holders of record on October 15, 2009.  This represents Mid-America’s 63rd consecutive quarterly cash dividend to shareholders/unit holders.

2009 Forecast:  FFO Guidance Increased
Mid-America experienced stronger revenues than expected for the third quarter of 2009 mainly due to strong occupancy and higher fee income than originally projected for the quarter. Property operating expenses were also more favorable than expected due to lower utility costs and continued favorable real estate tax assessments. Mid-America continues to believe operating conditions for the remainder of the year will be challenging, but overall, a combination of Mid-America’s more resilient markets and strong operating platform have thus far driven better than expected results. The favorable interest environment also continues to support a low borrowing cost expectation for the fourth quarter.

Management’s latest forecast is for FFO per diluted share/unit for 2009 to be in a range of $3.69 to $3.79 per diluted share/unit compared to prior guidance of $3.55 to $3.75. FFO per diluted share/unit for the fourth quarter of 2009 is expected to be in the range of $0.82 to $0.92.

Management will continue to address the anticipated future needs for additional debt or equity based on its evaluation of external growth opportunities.

Full-year same store NOI is projected to decline 1.5% to 3.0%, compared to the prior forecast of 2.5% to 4.5%. Same store revenues are forecasted to decline in a range of 1% to 2% compared to the prior year. Guidance continues to include $75 million of wholly-owned acquisitions and $30 million of dispositions for the full year of 2009. Guidance currently includes $50 million of acquisitions for the new joint venture for the full year of 2009, as compared to $75 million projected at the end of the second quarter. The average interest rate for 2009 continues to be projected at 4.4%.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net. Mid-America will host a conference call to further discuss third quarter results and 2009 prospects on Friday, November 6, 2009, at 9:00 AM Central Time.  The conference call-in number is 866-847-7859 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 43,119 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Memphis, TN  38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	increasing real estate taxes and insurance costs;
•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
•	failure of development communities to lease-up as anticipated;
•	inability of a joint venture to perform as expected;
•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;
•	losses from catastrophes in excess of our insurance coverage;
•	unexpected capital needs;
•	inability to attract and retain qualified personnel;
•	potential liability for environmental contamination;
•	adverse legislative or regulatory tax changes;
•	litigation and compliance costs associated with laws requiring access for disabled persons;
•	imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
•	inability to acquire funding through the capital markets;
•	inability to pay required distributions to maintain REIT status due to required debt payments;
•	changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
•	loss of hedge accounting treatment for interest rate swaps;
•	the continuation of the good credit of our interest rate swap and cap providers;
•
the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, at present operating under the conservatorship of the United States Government; and

•	inability to meet loan covenants.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Property revenues	$94,446	$93,734	$282,352	$275,830
Management and fee income, net	78	58	205	147
Property operating expenses	(41,662)	(40,961)	(118,686)	(115,753)
Depreciation	(23,913)	(22,559)	(71,316)	(66,545)
Acquisition expenses	(30)	-	(139)	-
Property management expenses	(4,007)	(4,230)	(12,751)	(12,875)
General and administrative	(3,163)	(2,996)	(8,306)	(8,747)
Income from continuing operations before non-operating items	21,749	23,046	71,359	72,057
Interest and other non-property income	161	115	309	339
Interest expense	(14,371)	(15,039)	(43,072)	(46,279)
Loss on debt extinguishment	(2)	(3)	(140)	(3)
Amortization of deferred financing costs	(587)	(586)	(1,781)	(1,700)
Net casualty loss and other settlement proceeds	(109)	(1,131)	(253)	(587)
Gain (loss) on sale of non-depreciable assets	1	-	1	(3)
Income from continuing operations before
loss from real estate joint ventures	6,842	6,402	26,423	23,824
Loss from real estate joint ventures	(288)	(274)	(640)	(556)
Income from continuing operations	6,554	6,128	25,783	23,268
Discontinued operations:
Income from discontinued operations	311	386	1,058	734
Gains (loss) on sales of discontinued operations	13	-	2,600	(120)
Consolidated net income	6,878	6,514	29,441	23,882
Net income attributable to noncontrolling interests	(260)	(321)	(1,536)	(1,366)
Net income attributable to Mid-America Apartment Communities, Inc.	6,618	6,193	27,905	22,516
Preferred dividend distribution	(3,216)	(3,216)	(9,649)	(9,649)
Net income available for common shareholders	$3,402	$2,977	$18,256	$12,867

Weighted average common shares - Diluted	28,441	27,597	28,192	26,721
Net income per share available for common shareholders - Diluted	$0.12	$0.11	$0.64	$0.48

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income attributable to Mid-America Apartment Communities, Inc.	$6,618	$6,193	$27,905	$22,516
Depreciation of real estate assets	23,419	22,123	69,832	65,388
Net casualty loss and other settlement proceeds	109	1,131	253	587
Gains on dispositions within real estate joint ventures	-	-	-	(38)
Depreciation of real estate assets of discontinued operations (1)	-	4	-	706
(Gains) loss on sales of discontinued operations	(13)	-	(2,600)	120
Depreciation of real estate assets of real estate joint ventures	241	281	690	651
Preferred dividend distribution	(3,216)	(3,216)	(9,649)	(9,649)
Net income attributable to noncontrolling interests	260	321	1,536	1,366
Funds from operations	27,418	26,837	87,967	81,647
Recurring capital expenditures	(7,430)	(7,000)	(18,849)	(18,038)
Adjusted funds from operations	$19,988	$19,837	$69,118	$63,609

Weighted average common shares and units - Diluted	30,837	29,968	30,663	29,101
Funds from operations per share and unit - Diluted	$0.89	$0.90	$2.87	$2.81
Adjusted funds from operations per share and unit - Diluted	$0.65	$0.66	$2.25	$2.19

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		Sept 30, 2009	Dec 31, 2008
Assets
Real estate assets
Land		$ 243,147	$ 240,426
Buildings and improvements		2,262,685	2,198,063
Furniture, fixtures and equipment		72,585	65,540
Capital improvements in progress		10,386	25,268
		2,588,803	2,529,297
Accumulated depreciation		(763,949)	(694,054)
		1,824,854	1,835,243
Land held for future development		1,306	1,306
Commercial properties, net		8,764	7,958
Investments in real estate joint ventures		8,805	6,824
Real estate assets, net		1,843,729	1,851,331
Cash and cash equivalents		16,489	9,426
Restricted cash		1,101	414
Deferred financing costs, net		13,943	15,681
Other assets		19,311	16,840
Goodwill		4,106	4,106
Assets held for sale		13,193	24,157
Total assets		$ 1,911,872	$ 1,921,955

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$ 1,314,157	$ 1,323,056
Accounts payable		1,175	1,234
Fair market value of interest rate swaps		58,981	76,961
Accrued expenses and other liabilities		76,459	66,982
Security deposits		8,758	8,705
Liabilities associated with assets held for sale		304	595
Total liabilities		1,459,834	1,477,533
Redeemable stock		2,523	1,805
Shareholders' equity
Series H cumulative redeemable preferred stock		62	62
Common stock		288	282
Additional paid-in capital		979,260	954,127
Accumulated distributions in excess of net income		(499,040)	(464,617)
Accumulated other comprehensive income		(55,090)	(72,885)
Total Mid-America Apartment Communities, Inc. shareholders' equity		425,480	416,969
Noncontrolling interest		24,035	25,648
Total equity		449,515	442,617
Total liabilities and shareholders' equity		$ 1,911,872	$ 1,921,955

SHARE AND UNIT DATA (in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
NET INCOME SHARES
Weighted average common shares - Basic	28,364	27,474	28,186	26,570
Weighted average common shares - Diluted	28,441	27,597	28,192	26,721
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	30,760	29,880	30,587	28,986
Weighted average common shares and units - Diluted	30,837	29,968	30,663	29,101
PERIOD END SHARES AND UNITS
Common shares at September 30,	28,836	28,089	28,836	28,089
Limited partnership units at September 30,	2,386	2,406	2,386	2,406
Outstanding options at September 30,	24	26	24	26
Unvested shares in share based plans at September 30,	99	156	99	156

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.  FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets.  Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures and the amount charged to retire preferred stock in excess of carrying values. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs.  EBITDA is a non-GAAP financial measure we use as a performance measure.  As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio
Apartment communities are generally added into our Same Store Portfolio the quarter following 12 months of ownership. In the case of newly developed apartment communities, or communities acquired in lease-up, they become part of the Same Store Portfolio beginning the first full quarter 12 months after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning in the next full quarter.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.